Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report dated March 14, 2007 relating to the consolidated financial statements and schedule for the three years ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 of BTU International, Inc. and subsidiaries included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-125924, 333-94713, 333-63298, 033-59081 and 033-59045).

/s/ Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.

March 14, 2007

Boston, Massachusetts